Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Webster Financial Corporation:

We consent to the incorporation by reference in the Registration Statements (Form S-8: No. 333-37530, 333-88021, 333-48548, 333-87508, 333-107263, 333-104871, 333-122344, 333-137951, 333-132068, 333-156419 and 333-161604 and Form S-3: Nos. 33-63967, 333-47269, 333-37714, 333-81563, 333-58965, 333-71707, 333-67074, 333-60656, 333-100846, 333-112566, 333-114091 333-143668 and 333-155929) of Webster Financial Corporation of our reports dated February 26, 2010, with respect to the consolidated financial statements of Webster Financial Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Webster Financial Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 26, 2010